UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 5, 2014

LION BIOTECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	75-3254381
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

21900 Burbank Blvd, Third Floor, Woodland Hills, CA 91367
(Address of principal executive offices and zip code)
(818) 992-3126
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2014, the Compensation Committee of Lion Biotechnologies, Inc. (this “Company”) awarded Dr. Manish Singh, this Company’s Chief Executive Officer, a cash bonus of $100,000 under his Employment Agreement for his services rendered in 2013. As previously disclosed, effective July 23, 2013 this Company entered into an employment agreement (the “Employment Agreement”) with Dr. Singh. Under the Employment Agreement, Dr. Singh’s annual base salary was $34,000 until this Company raised at least $1,000,000 in additional financing, after which his salary automatically increased to $350,000. As a result of this Company’s November 5, 2013 private placement in which this Company raised gross proceeds of approximately $23.3 million, Dr. Singh’s annual salary increased to $350,000. In addition to his base salary, under the Employment Agreement Dr. Singh is eligible to receive year-end bonuses, with a target potential bonus of 30% of Dr. Singh’s salary earned during the applicable calendar year, conditioned upon the satisfaction of individual and company objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LION BIOTECHNOLOGIES, INC.

Date: February 10, 2014	By:	/s/ Michael Handelman
Michael Handelman, Chief Financial Officer